EXHIBIT (c)(12)

PRELIMINARY

Project Closeup: Board Update

Goldman, Sachs & Co.

10-Feb-2008

Illustrative Present Value of Future Stock Prices

($ per share)

Street Estimates

	Today	PV of ‘09E Share Price
	FY ‘08 EPS	FY ‘09 EPS
	$2.06	$2.22
10.0 x	$20.60	$19.58
11.0 x	$22.66	$21.54
12.0 x	$24.72	$23.50
13.0 x	$26.78	$25.46
14.0 x	$28.84	$27.42
15.0 x	$30.90	$29.38
16.0 x	$32.96	$31.33

Management Plan – CY07-12 EPS CAGR = 13.7%

	Today	PV of ‘09E Share Price	PV of ‘10E Share Price	PV of ‘11E Share Price	PV of ‘12E Share Price
	FY ‘08 EPS	FY ‘09 EPS	FY ‘10 EPS	FY ‘11 EPS	FY ‘12 EPS
	$2.25	$2.55	$3.15	$3.60	$4.22
10.0 x	$22.54	$22.46	$24.49	$24.70	$25.52
11.0 x	24.80	24.71	26.94	27.17	28.08
12.0 x	27.05	26.96	29.39	29.64	30.63
13.0 x	29.31	29.20	31.84	32.11	33.18
14.0 x	31.56	31.45	34.29	34.58	35.73
15.0 x	33.82	33.70	36.74	37.05	38.29
16.0 x	36.07	35.94	39.19	39.52	40.84

Source: 2008E and 2009E EPS estimates for Street based on the median of IBES estimates. Management plan estimates per GYI management

Note: Assumes illustrative cost of equity discount rate of 13.36% based on risk free rate of 4.83% (10 year average of 10 year Treasury as of 04-Feb-2008), risk premium of 5.16% (Ibbotson) and beta of 1.65 (Barra historical beta)

PRELIMINARY

Illustrative Present Value of Future Stock Prices Revenue & Operating Margin Sensitivities - Incremental Change in Each Year

($ per share)

(2.5)% Revenue & (2.5)% Operating Margin Sensitivity to Management Plan – CY07-12 EPS CAGR = 9.0%

	Today	PV of ‘09E Share Price	PV of ‘10E Share Price	PV of ‘11E Share Price	PV of ‘12E Share Price
	FY ‘08 EPS	FY ‘09 EPS	FY ‘10 EPS	FY ‘11 EPS	FY ‘12 EPS
	$1.96	$2.16	$2.64	$2.96	$3.41
10.0 x	$19.60	$19.08	$20.53	$20.31	$20.62
11.0 x	21.56	20.98	22.58	22.34	22.69
12.0 x	23.52	22.89	24.64	24.37	24.75
13.0 x	25.48	24.80	26.69	26.40	26.81
14.0 x	27.44	26.71	28.74	28.43	28.87
15.0 x	29.40	28.61	30.80	30.46	30.94
16.0 x	31.36	30.52	32.85	32.49	33.00

(5.0)% Revenue & (5.0)% Operating Margin Sensitivity to Management Plan – CY07-12 EPS CAGR = 4.2%

	Today	PV of ‘09E Share Price	PV of ‘10E Share Price	PV of ‘11E Share Price	PV of ‘12E Share Price
	FY ‘08 EPS	FY ‘09 EPS	FY ‘10 EPS	FY ‘11 EPS	FY ‘12 EPS
	$1.68	$1.81	$2.18	$2.41	$2.73
10.0 x	$16.75	$15.93	$16.99	$16.53	$16.54
11.0 x	18.43	17.53	18.69	18.18	18.20
12.0 x	20.11	19.12	20.39	19.83	19.85
13.0 x	21.78	20.71	22.09	21.49	21.51
14.0 x	23.46	22.31	23.79	23.14	23.16
15.0 x	25.13	23.90	25.49	24.79	24.82
16.0 x	26.81	25.49	27.19	26.44	26.47

Source: Management plan estimates per GYI management as adjusted for incremental revenue decline and operating margin decline in each year of projections.

Note: Assumes illustrative cost of equity discount rate of 13.36% based on risk free rate of 4.83.% (10 year average of 10 year Treasury as of 04-Feb-2008), risk premium of 5.16% (Ibbotson) and beta of 1.65 (Barra historical beta)

PRELIMINARY

Historical vs. Projected Capex and Acquisition Investment
($ in millions)

	2003A	2004A	2005A	2006A	2007A	2008E	2009E	2010E	2011E	2012E	‘03-‘07 Average	‘08-‘12 Average
Revenue	$523.2	$622.3	$733.2	$806.6	$857.6	$940.0	$1,008.0	$1,087.7	$1,163.6	$1,255.7
YoY Growth	13.0%	18.9%	17.8%	10.0%	6.3%	9.6%	7.2%	7.9%	7.0%	7.9%	13.2%	7.9%
Currency Neutral Growth	6.2%	13.8%	16.4%	10.3%	1.8%	—	—	—	—	—	9.7%	—

Capex	$35.3	$36.7	$57.8	$61.5	$62.9	$62.6	$62.5	$60.8	$61.2	$61.9	$50.8	$61.8
Capex as % of Sales	6.8%	5.9%	7.9%	7.6%	7.3%	6.7%	6.2%	5.6%	5.3%	4.9%	7.1%	5.7%

Acquisitions	$5.5	$25.6	$234.4	$198.3	$254.7	$0.0	$0.0	$0.0	$0.0	$0.0	$143.7	$0.0
Acquisitions as % of Sales	1.1%	4.1%	32.0%	24.6%	29.7%	0.0%	0.0%	0.0%	0.0%	0.0%	18.3%	0.0%

Capex + Acquisitions	$40.8	$62.3	$292.2	$259.9	$317.6	$62.6	$62.5	$60.8	$61.2	$61.9	$194.6	$61.8
Capex + Acquisitions as % of Sales	7.8%	10.0%	39.9%	32.2%	37.0%	6.7%	6.2%	5.6%	5.3%	4.9%	25.4%	5.7%

Source: Historical sales, capex and acquisition data per annual public filings. Historical currency neutral revenue growth data per GYI management analysis. Management plan estimates per GYI management.

PRELIMINARY

Illustrative Discounted Cash Flow Analysis Rev Growth and Capex + Acquisitions for Terminal Value FCF – Perpetuity Growth Method

($ in millions)

Implied Share Price1

	Incremental FY08E-FY12E Annual Revenue Growth
	(5.0%)	(2.5%)	0.0%	2.5%	5.0%
$200	$22.54	$25.58	$28.89	$32.45	$36.30
$145	27.76	30.79	34.05	37.59	41.41
$110	31.07	34.07	37.32	40.84	44.67
$76	34.24	37.23	40.47	43.99	47.82
$45	37.15	40.12	43.36	46.89	50.71

	Implied ‘07-‘12 Revenue CAGR
	2.9%	5.4%	7.9%	10.4%	12.9%

	Implied Capex as % of 2012 revenue
$200	20.2%	17.9%	15.9%	14.2%	12.7%
$145	14.6%	13.0%	11.5%	10.3%	9.2%
$110	11.1%	9.8%	8.8%	7.8%	7.0%
$76	7.7%	6.8%	6.1%	5.4%	4.8%
$45	4.5%	4.0%	3.6%	3.2%	2.9%

Source: Management plan estimates per GYI management

Note: Assumes mid-year convention discounting for cash flows in CY08-CY12. WACC analysis suggests 11.93% based on risk free rate of 4.83% (10 year average of 10 year U.S. Treasury as of 4-Feb-2008), risk premium of 5.16% (Ibbotson) and GYI beta of 1.65 (Barra historical beta), cost of debt of 8.5% and current capitalization. $76mm capex in terminal year is sum of 2012 Depreciation & 1 Amortization per GYI management plan.

[1]

Assumes discount rate of 12.0% and perpetuity growth rate of 1.5%. Incremental revenue growth sensitivity shows increase or decrease for each year of the GYI management plan. For example if management plan revenue growth in a given year is 10%, in the (5.0%) case revenue growth case, the sensitivity revenue growth is 5%. Change applies to every year of the projected period CY08-CY12. EBIT margins, D&A, capex, eso, and tax rates are constant with GYI management plan. Illustrative terminal year capex sensitivity assumes a different 2012 capex spend per sensitivity and is used to calculate the terminal value at different levels of sensitivity capex.

4